                                                                  EXECUTION COPY




                            ASSET PURCHASE AGREEMENT


                                  by and among


                                   BTGP, INC.


                                       and


                      BROOKTROUT TECHNOLOGY EUROPE LIMITED


                                    as Buyer


                          BROOKTROUT TECHNOLOGY, INC.,


                                    as Parent


                                       and


                        OCTEL COMMUNICATIONS CORPORATION


                                       and


                             RHETOREX EUROPE LIMITED


                                   as Sellers

















                                December 17, 1998


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                            ASSET PURCHASE AGREEMENT

                                      INDEX

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SECTION 1.    PURCHASE AND SALE OF ASSETS.....................................1
        1.1   Sale of Assets..................................................1
        1.2   Assumption of Liabilities.......................................5
        1.3   Purchase Price and Payment......................................7
        1.4   Time and Place of Closing.......................................8
        1.5   Delivery of Agreement for Assumption of
              Liabilities, Lease Assignments and Licenses.....................8
        1.6   Transfer of Subject Assets......................................8
        1.7   Delivery of Records and Contracts...............................8
        1.8   Further Assurances..............................................8
        1.9   Allocation of Purchase Price....................................9
        1.10  Sales and Transfer Taxes........................................9
        1.11  Accounts Receivable.............................................9
        1.12  Procedures for Assets not Transferable..........................9
        1.13  Employees, Wages and Benefits..................................11

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF SELLERS......................13
        2.1   Making of Representations and Warranties.......................13
        2.2   Organization and Qualifications of Sellers.....................13
        2.3   Subsidiaries...................................................14
        2.4   Authority of Sellers...........................................14
        2.5   Real and Personal Property.....................................15
        2.6   Values of Certain Assets and Liabilities.......................16
        2.7   Taxes..........................................................17
        2.8   Accounts Receivable............................................18
        2.9   Inventory......................................................18
        2.10  Ordinary Course; Absence of Certain Changes....................19
        2.11  Banking Relations..............................................20
        2.12  Intellectual Property..........................................20
        2.13  Contracts......................................................21
        2.14  Litigation.....................................................23
        2.15  Compliance with Laws...........................................23
        2.16  Warranty or Other Claims.......................................23
        2.17  Powers of Attorney.............................................23
        2.18  Permits; Burdensome Agreements.................................23
        2.19  Corporate Records; Copies of Documents.........................24
        2.20  Related Transactions...........................................24
        2.21  Employee Benefit Programs......................................24
        2.22  Environmental Matters..........................................25




                                       (i)


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        2.23  Disclosure.....................................................26
        2.24  Employees; Labor Matters.......................................27
        2.25  Customers, Distributors and Suppliers..........................27
        2.26  Purchase Commitments...........................................27
        2.27  Required Consents..............................................27
        2.28  Adequacy of Subject Assets.....................................27
        2.29  Year 2000 Readiness............................................27

SECTION 3.    COVENANTS OF SELLERS...........................................28
        3.1   Making of Covenants and Agreements.............................28
        3.2   Notice of Default..............................................28
        3.3   Consummation of Agreement......................................28
        3.4   Cooperation of Sellers.........................................28
        3.5   Non-competition................................................29
        3.6   No Solicitation of Employees...................................29
        3.7   Confidentiality................................................30
        3.8   Tax Returns....................................................30
        3.9   Bank Accounts..................................................30
        3.10  Payments to Employees..........................................30

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER........................30
        4.1   Making of Representations and Warranties.......................30
        4.2   Organization of Buyer and Parent...............................30
        4.3   Authority of Buyer and Parent..................................31
        4.4   Litigation.....................................................32
        4.5   Brokers........................................................32

SECTION 5.A   U.K. VAT MATTERS...............................................32
        5.A.1 Transfer of a Going Concern....................................32
        5.A.2 Effect of Certain Representations..............................32
        5.A.3 Buyer VAT Representations......................................33

SECTION 5.    CONDITIONS.....................................................33
        5.1   Conditions to the Obligations of Buyer.........................33
        5.2   Conditions to Obligations of Sellers...........................35

SECTION 6.    RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING...................36
        6.1   Survival of Warranties.........................................36
        6.2   Collection of Assets...........................................36
        6.3   Payment of Obligations.........................................36

SECTION 7.    INDEMNIFICATION................................................37
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                                      (ii)


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        7.1   Indemnification by Sellers.....................................37
        7.2   Limitations on Indemnification by Sellers......................37
        7.3   Indemnification by Buyer and Parent............................38
        7.4   Limitation on Indemnification by Buyer and Parent..............39
        7.5   Notice; Defense of Claims......................................39
        7.6   Additional Provisions..........................................40

SECTION 8.    MISCELLANEOUS..................................................41
        8.1   Bulk Sales Law.................................................41
        8.2   Fees and Expenses..............................................41
        8.3   Governing Law..................................................41
        8.4   Notices........................................................41
        8.5   Entire Agreement...............................................42
        8.6   Assignability; Binding Effect..................................42
        8.7   Captions and Gender............................................43
        8.8   Execution in Counterparts......................................43
        8.9   Amendments.....................................................43
        8.10  Publicity and Disclosures......................................43
        8.11  Dispute Resolution.............................................43




                                      (iii)

                            ASSET PURCHASE AGREEMENT

     AGREEMENT entered into as of December 17, 1998 by and among BTGP, Inc., a Delaware corporation ("BTGP"), BROOKTROUT TECHNOLOGY EUROPE LIMITED, a company limited by shares organized under the laws of England ("BTEUK" and together with BTGP, "Buyer"), BROOKTROUT TECHNOLOGY, INC., a Massachusetts corporation ("Parent"), OCTEL COMMUNICATIONS CORPORATION, a Delaware corporation ("Octel"), and RHETOREX EUROPE LIMITED, a company limited by shares organized under the laws of England ("Rhetorex," and together with Octel, the "Sellers").


                               W I T N E S S E T H

     WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Sellers, and Sellers desire to sell, transfer and assign to Buyer, the Subject Assets (as defined in Section 1.1 hereof), which constitute substantially all of the properties and assets of Sellers related to, used or held for use in connection with the business operations of the Lucent Computer Telephony Products Group (such business and operations are referred to herein as the "Business"); and

     WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase such Subject Assets and to assume the Assumed Liabilities (as defined in Section 1.2 hereof) for the consideration specified herein.

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements and consents set forth herein, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

     1.1   SALE OF ASSETS.

           (a) Subject to the provisions of this Agreement, Sellers agree to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.4 hereof) and, with effect from the Closing shall sell, all of the Sellers' right, title and interest in, to and under all of the following properties, assets and business of Sellers related to, used in or held for use in the Business, including without limitation, goodwill, (except as hereinafter provided in Section 1.1(b)) of every kind and description, tangible and intangible, real, personal or mixed, and wherever located:

                 (i) all inventory, work-in-progress, finished goods and raw materials, including, but not limited to, those identified in SCHEDULE 1.1(a)(i)

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     (collectively, the "Inventory") and, to the extent assignable, any rights of either Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and set off with respect to such Inventory; provided, however, that if any such rights are not so assignable, Buyer's rights in respect thereof shall be governed pursuant to the terms and conditions of Section 1.12 hereof;

                 (ii) all machinery, equipment and leasehold and personal property, including, but not limited to, those identified in SCHEDULE 1.1(a)(ii) (collectively, the "Fixed Assets"), and, to the extent assignable, any rights of either Seller to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and set off with respect to such items; provided, however, that if any such rights are not so assignable, Buyer's rights in respect thereof shall be governed pursuant to the terms and conditions of Section 1.12 hereof;

                 (iii) all right, title and interest in and to the trademarks, service marks, trade names and product names of the Business listed and identified on SCHEDULE 1.1(A)(III), all registrations and pending applications therefor, and all goodwill associated therewith (collectively, the "Trademarks");

                 (iv) all accounts receivable of the Sellers with respect to the Business (the "Receivables");

                 (v) to the extent related to the Business, and to the extent assignable, all of Sellers' rights and interests in and to all contracts, agreements, leases, supply contracts, purchase orders, sales orders, commitments, consulting agreements and instruments each Seller has received or is a party to, including, but not limited to, all license agreements under which Sellers have licensed other parties to use, distribute, modify, manufacture or resell products (including software) of the Business, the backlog of orders for the sale or lease of products or services for which no revenues have been recognized by Sellers (collectively, the "Contracts"), including, but not limited to, those Contracts identified on
     SCHEDULE 1.1(a)(v) hereto, but excluding any contracts or agreements pursuant to which either Seller or an affiliate purchases products or services from a third party to the extent for any purpose other than solely for the Business, none of which such excluded contracts are material to the Business; provided, however, that to the extent any such rights and interests in and to such Contracts are not so assignable, Buyer's rights and interests in respect thereof shall be governed pursuant to the terms and conditions of Section 1.12 hereof;

                 (vi) all of Sellers' right, title and interest in and to all franchises, licenses, permits, certifications, registrations, certificates of inspection, approvals, authorizations and homologations used in the Business issued by any unit, division, department, commission, board, agency, bureau or official of any federal, state, local or foreign governmental entity (collectively, the "Governmental Permits"), but only to



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     the extent that any such Governmental Permits are assignable or transferable by Sellers to Buyer;

                 (vii) Seller's investment in Systems Integration Network Limited (the "Investment") and as allocable to the Business, all prepaid expenses ("Prepaid Expenses");

                 (viii) all mailing lists, customer lists, customer records and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, engineering drawings, records with respect to production, engineering, product development, costs, advertising matter, catalogues, photographs, sales literature and materials, purchasing materials, media materials, manufacturing and quality control records and procedures, research and development files, data and laboratory books, vendor data equipment maintenance records, warranty information, records of operations, standard forms of documents, manuals of operation or business procedures and other similar information used in the Business, and all trade secret and copyright rights therein (collectively, the "Proprietary Business Information");

                 (ix) all books and records of Sellers (including all discs, tapes and other media-storing data and other information) used in the Business, but excluding (1) information management systems set forth in
     SCHEDULE 1.1(a)(ix) and (2) the Excluded Records (as defined in Section 1.1(b)(iv)(3)) (collectively, the "Information Management Systems");

                 (x) all of Sellers' rights, claims or causes of action against third parties related to any Subject Asset or Assumed Liability (but not any Excluded Asset or Excluded Liability) arising out of transactions occurring prior to the Closing Date; and

                 (xi) all of Sellers' right, title and interest in and to the licenses, agreements and other arrangements under which either Seller has the right to use any propriety information of a third party, or the right to use, reproduce, distribute or modify any works of authorship of a third party, in either case, to the extent used or held for use in the conduct of the Business, including, without limitation, those identified on SCHEDULE 1.1(a)(xi) (the "Licenses"), but only to the extent that any such License is by its terms or by law assignable or transferable to Buyer.

           (b) Notwithstanding the foregoing, there shall be excluded from such purchase and sale the following property and assets:

                 (i) any assets or property of either Seller that are not Subject Assets;

                 (ii) any Technical Information (as such term is defined in the Technology Transfer Agreement to be executed by the parties pursuant to




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     Section 5.1(k) hereof (the "Technology Transfer Agreement")) or
     Intellectual Property (as such term is defined in Section 2.12) of the Sellers or any of their affiliates, other than any Technical Information or Intellectual Property of the Sellers or any of their affiliates transferred to Buyer pursuant to the terms of Section 1.1(a) hereof and the Technology Transfer Agreement;

                 (iii) any of either Seller's employee receivables, cash, bank deposits or similar cash items;

                 (iv) any claim, right or interest of either Seller in or to any refund, rebate, abatement or other recovery for Taxes (as such term is defined in Section 2.7 hereof), customs, duties, governmental fees or other like assessment or charges of any kind whatsoever, together with any interests due thereon or penalty rebate arising therefrom, for any periods prior to the Closing Date; provided, however, that such exclusion shall apply only to the extent such Taxes, customs, duties, governmental fees or other like assessment or charges have been or are to be paid by Seller following the Closing, and; provided, further, that such exclusion shall not apply to the extent any such refund, rebate, abatement or other recovery is in respect of any Sales Taxes (as defined in Section 1.2(a)(ii)) or to the extent any of the foregoing items constitute Prepaid Expenses;

                 (v) except for any of Sellers' rights, claims or causes of action related to a Subject Asset or Assumed Liability, all of Sellers' rights, claims or causes of action against third parties relating to any Excluded Liability or Excluded Asset arising out of transactions occurring prior to the Closing Date;

                 (vi) (1) Sellers' corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Sellers' organization or stock capitalization (collectively, the "Corporate Records");

                        (2) any of the Sellers' or their respective affiliates' personnel records pertaining to any employees of Sellers employed in the Business (collectively, the "Personnel Records");

                        (3) any other books and records related to the Business that Sellers or any of their respective affiliates are required by law to retain or that Sellers or any of their affiliates determine are reasonably necessary or advisable to retain (the "Retained Records," and together with the Corporate Records and the Personnel Records, the "Excluded Records"); provided, however, that, except to the extent prohibited under any applicable law, each Seller shall provide Buyer with access to the Excluded Records for the purpose of allowing Buyer to make copies; and



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                        (4)  to the extent identified on SCHEDULE 1.1(a)(ix),
     any information management system of Sellers or any of their affiliates.

                 (vii)  the capital stock of Rhetorex; and

                 (viii) all "Lucent Technologies" or "Octel" - identified or marked sales and marketing or packaging materials, letterhead, samples, prototypes, other similar "Lucent Technologies" or "Octel" identified sales and marketing or packaging materials, except to the extent Buyer is permitted to possess, own and/or use such assets pursuant to the terms and conditions of the Transition Services Agreement to be executed by the parties pursuant to Section 5.1(h) hereof (the "Transition Services Agreement").

     The assets, property and business of Sellers to be sold to and purchased by Buyer under Section 1.1(a) are hereinafter sometimes referred to as the "Subject Assets," and the assets, property and business of the Sellers which are excluded from the Subject Assets under this Section 1.1(b) are hereinafter sometimes referred to as the "Excluded Assets."

     1.2   ASSUMPTION OF LIABILITIES.

           (a) Upon the sale and purchase of the Subject Assets, Buyer shall assume and agree to pay or discharge when and as due in accordance with their respective terms only the following liabilities:

                 (i) those trade liabilities of Sellers related to the Business and incurred in the ordinary course of business as listed on
     SCHEDULE 1.2(a)(i), and which trade liabilities are outstanding at the time of the Closing (collectively, the "Trade Payables") together with any changes thereto incurred in the ordinary course of the Business consistent with past practices since September 30, 1998;

                 (ii) any sales tax or sales commissions that have accrued with respect to Receivables related to the Business, but only to the extent that such Receivables (i) are acquired by Buyer pursuant to Section 1.1(a)(iv) and (ii) have not been collected by the Sellers prior to the Closing (the "Sales Tax" and "Sales Commissions," respectively);

                 (iii) with respect to the Business, any product warranty liabilities arising from Sellers' sales of products in the ordinary course of business, but only to the extent that such product warranty liabilities do not exceed $300,000 (the "Warranty Liabilities"), and any marketing liabilities, but only to the extent that such marketing liabilities do not exceed $203,993 (the "Marketing Liabilities"); and

                 (iv) any Permitted Encumbrances and other obligations attaching to the Subject Assets. For the purposes hereof, "Permitted Encumbrances" means (1) to



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     the extent arising by operation of law, statutory liens for taxes not yet due and payable, (2) to the extent arising by operation of law, statutory liens of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, for sums not yet due and payable, (3) to the extent arising by operation of law, liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (4) to the extent arising by operation of law, purchase money liens incurred in the ordinary course of business, and (5) any licenses granted by either Seller to third parties or affiliates in connection with sales of products in the ordinary course of business, and (6) with respect to leasehold interests, minor imperfections in title and minor encroachments, if any, not material in amount and that, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of such leasehold interests and do not materially affect the value of the Business as a whole.

With respect to the period commencing from and after the Closing, Buyer shall also assume and agree to pay the following liabilities:

                 (i) all liabilities relating to the Contracts, the Licenses and the Governmental Permits in each case arising under such Contracts, or Licenses Governmental Permits in accordance with their terms for the period from and after the Closing in each case to the extent assignable; provided, however, with respect to any Contract not so assignable, Buyer's rights and obligations in respect thereof shall be governed pursuant to the terms and conditions of Section 1.12 hereof; and

                 (ii) as related to the Business, any employment-related liabilities and obligations arising from Buyer's employment after the Closing of any employees of Sellers;

provided, however, that notwithstanding anything to the contrary herein, Buyer shall not assume hereunder any accounts payable, liabilities or obligations of either Seller or any affiliate that are not related exclusively to the Business.

           (b) Except for the Assumed Liabilities, Buyer shall not assume or be bound by any obligations or liabilities of either Seller or any affiliate of either Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising whatsoever.

     In connection therewith and notwithstanding the foregoing, except for the Assumed Liabilities, it is specifically agreed that Buyer shall not assume and shall not pay any other liabilities of either Seller, including, without limitation, the following:



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                 (i)    Liabilities incurred by either Seller in connection with
     or relating to this Agreement and the transactions provided for herein, including, without limitation, counsel and accountant's fees, any broker's commissions or finder's fees and expenses pertaining to the performance by either Seller and its respective affiliates of its or their obligations hereunder;

                 (ii) Taxes (as defined in Section 2.7 hereof), other than the Sales Tax, of either Seller (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by either Seller in connection with this Agreement, including any increase in taxes as a result of the applicability of Section 280G of the Code, and the transactions provided for herein), including any liability for Taxes arising out of the inclusion of either Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability;

                 (iii) Liabilities relating to all debt owed to third parties or to related parties or affiliates of either Seller;

                 (iv) Liabilities of either Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class; and

                 (v) Liabilities in connection with or relating to all actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys' and accountants' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

     Furthermore, and notwithstanding anything contained in this Agreement to the contrary, it is specifically agreed that Buyer shall not assume and shall not pay any liabilities of either Seller or any of their affiliates to M. Ken Lavine under that certain letter to M. Ken Lavine dated June 28, 1996 or otherwise.

     The liabilities set forth in Section 1.2 hereof to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Assumed Liabilities" and all other liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities." The assumption of said liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or either of the Sellers and nothing herein shall prevent any party from contesting in good faith with any third party any of said liabilities.

     1.3 PURCHASE PRICE AND PAYMENT. In consideration of the sale by Sellers to Buyer of the Subject Assets, subject to the assumption by Buyer of the Liabilities and the satisfaction of all of the conditions contained herein, Buyer agrees that at the Closing it will deliver to Sellers



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
Twenty-Nine Million Four Hundred Thousand Dollars ($29,400,000) (the "Purchase Price") by bank cashiers checks in Boston Clearing House Funds or by wire transfer of immediately available funds to an account designated by Sellers' written instructions to Buyer at least two (2) Business Days prior to Closing. $1,000,000 of the Purchase Price shall be paid to Sellers by BTEUK in respect of those Subject Assets located in the United Kingdom and $28,400,000 of the Purchase Price shall be paid to sellers by BTGP Buyer in respect of all of the other Subject Assets.

     1.4 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Goodwin, Procter & Hoar LLP at 53 State Street, Boston, MA, such Closing to be effective as of the close of business on the date hereof (the "Closing Date").

     1.5 DELIVERY OF AGREEMENT FOR ASSUMPTION OF LIABILITIES, LEASE ASSIGNMENTS AND LICENSES. At the Closing, Buyer shall deliver or cause to be delivered to Sellers, an Agreement for Assumption of the Liabilities by Buyer in the form of EXHIBIT 1.5(a) hereto and an Assignment and Assumption of Lease with respect to the Lease relating to the premises located in Los Gatos, California and a License to Occupy with respect to the premises located in Bracknell, United Kingdom, in the form of EXHIBITS 1.5(b) AND (c) hereto.

     1.6 TRANSFER OF SUBJECT ASSETS. At the Closing, Sellers shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets other than the Subject Assets located in the United Kingdom which has passed by delivery. Such instruments of transfer shall be in the forms of Assignment and Bill of Sale and Trademark Assignment attached hereto as EXHIBITS 1.6(a) AND (b), respectively (collectively, the "Transfer Instruments").

     1.7 DELIVERY OF RECORDS AND CONTRACTS. At the Closing, each Seller shall deliver or cause to be delivered to Buyer all of such Seller's leases, contracts, commitments, agreements (including without limitation non-competition agreements) and rights relating to the conduct and operation of the Business, with such assignments thereof and consents to assignment as are identified on
SCHEDULE 1.7 to assure Buyer of the full benefit of the same. Each Seller shall also deliver to Buyer at the Closing all of the Books and Records other than the Excluded Records in accordance with the terms of Section 1.1(b)(vi), and Sellers shall take all requisite steps to put Buyer in actual possession and operating control of such assets. Notwithstanding the foregoing, to the extent that any such Books and Records are currently located at the premises of the Business, Sellers shall be deemed to have delivered such Books and Records to Buyer pursuant to this Section 1.7.

     1.8   FURTHER ASSURANCES.

           (a) Each Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively



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
transfer and assign to, and vest in, Buyer each of the Subject Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of each Seller as otherwise set forth in this Agreement.

           (b) "Commercially reasonable efforts" or similar variations thereof when used in this Agreement mean that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

     1.9 ALLOCATION OF PURCHASE PRICE. Sellers and Buyer agree to allocate the Purchase Price based on the actual values of the Accounts Receivable, Inventory, Fixed Assets, Trade Payables and other categories as exist on the Closing Date which such allocation will be in accordance with Section 1.1060-1T of the Regulations promulgated under the Internal Revenue Code of 1986, as amended. Such allocation shall be conclusive and binding on Buyer and Seller for tax purposes. Neither Sellers nor Buyer shall, without written approval of the other, file any tax returns takes any position inconsistent with such allocation. Buyer and Sellers, respectively, will notify each other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any taxing authority which affects the allocation.

     1.10  SALES AND TRANSFER TAXES.

           (a) All sales and transfer taxes, fees, duties and other similar expenses under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by the party prescribed by applicable law or regulation as primarily liable.

           (b) Buyer shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Subject Assets pertaining to the period (or that portion of the period) immediately beginning after the Closing Date. Sellers shall be responsible for all Taxes (other than the Sales Tax described in Section 1.2(a)(ii)) attributable to, levied upon or incurred in connection with the Subject Assets pertaining to the period (or that portion of the period) prior to or on the Closing Date.

     1.11 ACCOUNTS RECEIVABLE. Each Seller shall use its commercially reasonable efforts to assist Buyer in collecting the Receivables following the Closing. Any and all amounts received by either Seller in respect of any Receivables shall be promptly remitted to Buyer.

     1.12  PROCEDURES FOR ASSETS NOT TRANSFERABLE.

           (a) If any of the Subject Assets, including any Contract, License, Governmental Permit, certificate, approval, authorization, agreement, lease, or other right is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties (each a "Nonassignable Asset") and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between Buyer and Sellers with respect to any such Nonassignable Asset, Buyer shall not assume either Seller's obligations with respect thereto as provided herein, but Sellers shall use all commercially reasonable efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use all commercially reasonable efforts to assist in that endeavor; provided, however, that in obtaining such consent, Seller shall not be required to remain secondarily liable or to make any payment in obtaining any such consent with respect to any Nonassignable Asset; and provided further, that this Section 1.12 shall not apply with respect to Leases relating to the Leased Real Property located in the United Kingdom which will be governed pursuant to the License to Occupy.

           (b) To the extent permitted by applicable law, in the event consents to assignment cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by the applicable Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the applicable Seller's name and all benefits and obligations existing thereunder shall be for Buyer's account. Sellers shall, as Buyer may reasonably request, take or cause to be taken at Buyer's expense such action in its name or otherwise so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Sellers shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets. As of and from the Closing Date, each Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all the obligations and receive all the benefits of the applicable Seller under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto.

           (c) In the event that any purchase order included in the Subject Assets is not assigned by Sellers by reason of the foregoing provisions of this
Section 1.12, Buyer agrees to purchase from Sellers at the contract price all property thereunder which Sellers are obligated to purchase and Sellers agree to sell the same to Buyer at such price. In the event that any sales order included in the Subject Assets is not assigned by Sellers by reason of the foregoing provisions of this Section 1.12, Buyer agrees to sell to Sellers any products required to complete such contracts at the same price provided for therein and otherwise to complete such contracts on behalf of Sellers and Sellers agree to purchase the same from Buyer at such price. If Sellers fail to comply with the provisions of this Section 1.12, Buyer may, to the extent permitted by applicable law, on its own behalf and at Buyer's expense undertake to complete such contracts and collect amounts due thereunder in the name of Sellers.

     1.13  EMPLOYEES, WAGES AND BENEFITS.

           (a) All employees of each Seller related to the Business are set forth on SCHEDULE 1.13. In each case such Schedule includes the current job title and aggregate annual compensation of each individual. Buyer shall not assume or have any obligations or liabilities with respect to any employees of Sellers who ordinarily work outside the United Kingdom immediately prior to the Closing or any spouse or other beneficiaries of such employees for periods prior to the time of hire by Buyer in connection with the Closing (Section 1.13(f) below applies in relation to such employees of the Sellers who ordinarily work in the United Kingdom immediately prior to the Closing (the "UK Employees"). Except as provided in this Section 1.13, Buyer will offer employment to all such employees as at will employees, at substantially the same salary as previously provided by the respective Seller, and will employ such employees, provided that each such employee agrees to be so hired, and, as a condition of employment, to execute Buyer's standard form of Proprietary Information and Inventions Agreement (as modified to reflect any changes required by or appropriate under California or other applicable law) and such other agreements as Buyer deems reasonably necessary to conduct its business. It is understood that the employment of the employees of the Business that accept Buyer's offer of employment will not commence until immediately following the close of business on the Closing Date, except (i) the employment of H1B Employees (as defined in Schedule D of the Transition Services Agreement referenced in Section 5.1(h) of this Agreement) will become effective pursuant to Schedule D of the Transition Services Agreement; and (ii) that the employment of individuals receiving short-term disability benefits or an approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with Buyer immediately upon the termination of the short-term disability benefits or approved leave of absence, respectively; provided that nothing herein shall require Buyer to employ any employee who does not report for work before or at the conclusion of an authorized short term disability leave of absence or other authorized leave of absence, provided further, that a leave of absence shall be considered to be "authorized" if it is authorized by law or was authorized by a Seller pursuant to such Seller's disability leave of absence or other leave of absence policies. Any employee that falls within the immediately preceding sentence is so indicated on SCHEDULE 1.13, which further specifies which employees are H1B Employees and which employees are on an authorized short term disability leave of absence or other authorized leave of absence as of the Closing Date.

           (b) Each Seller acknowledges and agrees that Buyer may interview and discuss employment terms and issues with such Seller's employees.

           (c)   (i)    Each Seller shall pay all wages, salaries, commissions
and the cost of all fringe benefits provided to each employee of such Seller that is engaged in employment with respect to the Business, which wages, salaries commissions and benefits shall have become due for work performed by such employee as of and through the Closing, and

Sellers shall collect and pay all taxes in respect of such wages, salaries, commissions and benefits. Each Seller shall retain liability for benefits to all individuals entitled to benefits required to be provided by the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA as of the Closing including, without limitation, with respect to any individual entitled to such coverage prior to the Closing and any individual who loses health care coverage as a result of the transactions contemplated by this Agreement.

                 (ii) Except as provided in the Transition Services Agreement, Buyer shall pay all wages, salaries, commissions and the cost of all fringe benefits provided to each employee of Buyer that is engaged in employment with respect to the Business, which wages, salaries, commissions and benefits shall have become due for work performed by such employee from and after the Closing, and Buyer shall perform all tax withholding, collection, payment and reporting duties in respect of such wages, salaries, commissions and benefits. Buyer will continue to provide tuition assistance to those employees of the Business listed on SCHEDULE 1.13 and who are identified on such Schedule as receiving such assistance as of the Closing Date. Buyer will continue to provide relocation assistance to those employees of the Business listed on SCHEDULE 1.13 and who are identified on such Schedule as receiving such assistance as of the Closing Date.

           (d) Sellers acknowledge and agree that Buyer is not assuming and shall not have any obligations or liabilities under any Employee Program (as defined in Section 2.21 hereof) maintained by, or for the benefit of employees of, either Seller, including without limitation obligations for severance.

           (e) Buyer shall provide benefits comparable in the aggregate to the benefits that similarly situated current employees of Parent receive. Buyer shall recognize all service with Sellers, including service with predecessor employers that was recognized by Sellers for purposes of determining such benefits, including, without limitation, retirement and other welfare plan participation and vesting (but not benefit accrual purposes). Buyer's health and welfare plans including, but not limited to, medical, dental, life insurance and disability insurance shall waive any pre-existing condition exclusion and any proof of insurability, but only to the extent such pre-existing condition exclusion and proof of insurability was not applicable to an employee of the Business under Sellers' plans. Buyer's health and welfare plans shall recognize for purposes of satisfying any deductibles during the coverage periods for such plans that includes the date on which the employees of the Business are enrolled in such plans, any payment made by any employee of the Business towards deductibles under any health or other insurance plan of Seller.

           (f) As regard any of the UK Employees, if any contract of employment of a person who is not a UK Employee has effect as if originally made between the Buyer and such person as a result of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Regulations"):

                 (i) the Buyer may within 3 months of becoming aware of the application of the Regulations to such contract, give notice to such person to terminate such contract; and

                 (ii) the Sellers shall indemnify and keep indemnified the Buyer against any costs (including any costs relating to settlement), claims, liabilities or expenses arising out of or in connection with such termination and against any sums payable to or in relation to such person under or in connection with such contract to the date of such termination.

     Furthermore, if as at the Closing, any of the terms and conditions of employment of any of the UK Employees differs or was omitted from those which have been provided by the Sellers to the Buyer prior to the Closing, the Sellers shall indemnify and keep indemnified the Buyer against any cost (including any costs relating to settlement), claims, liabilities or expenses incurred by the Buyer which the Buyer would not have incurred in the absence of such difference or omission.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLERS.

     2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers, jointly and severally, hereby make to Buyer the representations and warranties contained in this Section 2.

     2.2   ORGANIZATION AND QUALIFICATIONS OF SELLERS.

           (a) Octel is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties related to, used in or held for use in connection with the Business and to conduct the Business in the manner and in the places where such properties are owned or leased. Octel is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Business taken as a whole.

           (b) Octel is of a sufficient financial condition such that it will be able to satisfy all of Sellers' obligations under this Agreement and each agreement, document and instrument to be executed and delivered by Sellers pursuant to this Agreement.

           (c) Rhetorex, an indirect wholly-owned subsidiary of Octel, is a company limited by shares duly organized under the laws of England with full corporate power and authority to own or lease its properties and to conduct the Business in the manner and in the places where such properties are owned or leased or the Business is currently conducted or proposed to be conducted. Rhetorex is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Business taken as a whole.

     2.3 SUBSIDIARIES. Except for Octel's interest in Rhetorex and Rhetorex's interest in Systems Integration Network Limited, neither of the Sellers has any subsidiary or owns or has any direct or indirect interest in or control over any corporation, partnership, limited liability company, joint venture or entity of any kind, which corporation, partnership, joint venture or other entity is engaged in activities or operations related to the conduct and operations of the Business.

     2.4 AUTHORITY OF SELLERS. Each Seller has all necessary corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by such Seller pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of such Seller and no other action on the part of such Seller is required in connection therewith.

     This Agreement and each agreement, document and instrument executed and delivered by each Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of such Seller enforceable in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. Except as specifically identified on SCHEDULE 2.4, the execution, delivery and performance by each Seller of this Agreement and each such agreement, document and instrument:

                 (i) does not and will not violate any provision of the organizational documents of such Seller;

                 (ii) does not and will not violate any applicable law, order, judgment, decree, rule or regulation of any court or any governmental body having jurisdiction over either Seller or any of the Subject Assets or require either Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise), except for (A) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (B) consents of third parties that are required to transfer or assign to Buyer any Subject Assets or assigns the benefits of or delegate performance with regard thereto; and

                 (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, give rise to a right of termination of, or permit any third party to exercise any additional rights under, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either Seller is a party or by which the property of either Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets, other than a Permitted Encumbrance arising as a result of the transactions contemplated hereby, except in each case (i), (ii) or
     (iii) which would not have a material adverse effect on the Subject Assets and the Business taken as a whole.

     2.5   REAL AND PERSONAL PROPERTY.

           (a)   OWNED REAL PROPERTY. Neither Seller owns any real property.

           (b) LEASED REAL PROPERTY. All of the real property leased by either Seller as tenant or lessee is identified on SCHEDULE 2.5(b) (collectively referred to herein as the "Leased Real Property"). Each Seller hereby makes the following representations and warranties with respect to the Leased Real
Property:

                 (i) LEASES. The copies of the leases of the Leased Real Property, together with any amendments thereto, (collectively, the "Leases") delivered by Sellers to Buyer and the information with respect to each of the Leases set forth in SCHEDULE 2.5(b) is complete, accurate, true and correct. With respect to each of the Leases, except as set forth on
     SCHEDULE 2.5(b):

                        (A) each of the Leases is in full force and effect and has not been further modified, amended, or altered, in writing or otherwise;

                        (B) all obligations of the landlord and/or tenant under the Leases which have accrued have been performed, and to the best of the knowledge of Sellers, there is no default under any Lease by either Seller, and to the Sellers' knowledge, there is no default under any Lease by the landlord; and

                        (C) Sellers have obtained or will obtain prior to the Closing the consent of each landlord or lessor under any Leases for premises located in the United States whose consent is required to the assignment of the Leased Real Property to Buyer.

                 (ii) TITLE AND DESCRIPTION. Each Seller holds a valid leasehold interest in the Leased Real Property.

                 (iii) REAL ESTATE TAXES. To Sellers' knowledge, neither Seller has received notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Leased Real Property.

           (c) PERSONAL PROPERTY. A complete listing of the Fixed Assets as of December 11, 1998 relating to, used in or held for use in the Business is contained in SCHEDULE 1.1(a)(ii). Except as specifically disclosed in said Schedule, Sellers have good and valid title to or a leasehold interest in, all of such personal property. The transfer of the Subject Assets from Sellers to Buyer pursuant to the terms of this Agreement and the Transfer Instruments shall effectively transfer to Buyer good and valid title to or leasehold interest in all of such personal property, as well as all of the other Subject Assets, free and clear of all liens, restrictions and encumbrances (other than Permitted Encumbrances). None of such personal property or assets relating to, used in or held for use in the Business, including the Subject Assets, is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge except for Permitted Encumbrances or as specifically disclosed in said Schedule. Except as otherwise specified in SCHEDULE 2.5(c), any such items used in the Business are in reasonable operating condition, in light of their respective ages, for the purposes for which they are currently being used, but are otherwise being transferred "AS IS" as to their condition.

     2.6   VALUES OF CERTAIN ASSETS AND LIABILITIES.

           (a) The values of the following Subject Assets and Assumed Liabilities, as reflected in the Sellers' Books and Records as of September 30, 1998, were as follows:

                 (i) the values of the Prepaid Expenses and the Investments was $220,843, and $418,370, respectively;

                 (ii) the value of the Accounts Receivable was $4,311,571 (net of Sellers' reserve for bad debts in the amount of $405,338);

                 (iii)  the value of the Inventory was $2,550,522;

                 (iv) the value of the Fixed Assets was $2,154,265 (net of depreciation and amortization);

                 (v)    the value of the Trade Payables was $2,017,209.

                 (vi)   the value of the Marketing Liabilities was $203,993; and

                 (vii)  the value of the Warranty Liabilities was $300,000.

           (b) The values of the Subject Assets and Assumed Liabilities (and bad debt reserve amount) set forth in Section 2.6(a) were reflected in the Sellers' Books and Records as of September 30, 1998 in accordance with Sellers' accounting practices and methods consistently applied. Such Books and Records are correct and complete in all material respects and present fairly in all material respects the values of such Subject Assets and Assumed Liabilities (and depreciation and amortization and bad debt reserve amounts) as of September 30, 1998.

           (c) To Seller's knowledge, there are no material liabilities related to customers or suppliers of the Business that are not set forth on the Sellers' Books and Records as of September 30, 1998 or incurred in the ordinary course of the Business since that date.

     2.7   TAXES.

           (a) Each Seller has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be paid by it with respect to the Business through the date hereof.

           (b)   U.K. TAXES GENERAL.

                 (i) None of the Subject Assets of that part of the business currently carried on in the United Kingdom by Rhetorex (the "U.K. Business") are subject to an outstanding Inland Revenue charge as defined in section 237 Inheritance Tax Act 1984.

                 (ii) No circumstances exist, or but for section 204(6) Inheritance Tax Act 1984 would exist, such that a power of sale could be exercised in relation to any of the Subject Assets of the U.K. Business pursuant to section 212 Inheritance Tax Act 1984 (contingent liability of transferee for unpaid inheritance tax).

                 (iii) There is no instrument which is necessary to establish each of the Sellers' title to any of the Subject Assets of the U.K. Business pursuant to this Agreement which is liable to stamp duty in the United Kingdom but which has not been duly stamped or which would attract stamp duty if brought within the United Kingdom.

           (c)   U.K. VALUE ADDED TAX ("VAT").

                 (i) Rhetorex is a registered and taxable person for the purposes of the VAT Act 1994 in respect of the U.K. Business.

                 (ii) So far as Rhetorex is aware none of the Subject Assets of the U.K. Business is an asset to which Part XV of the Value Added Tax Regulations 1995 (adjustments to the deductions of input tax on capital items) applies.

                 (iii) So far as Rhetorex is aware, it is not approved for the purposes of the Customs Duties (Deferred Payment) Regulations 1976 (deferral of duty on imports).

                 (iv) Neither Rhetorex nor any member of their VAT group has made an election pursuant to the provisions of paragraph 2 Schedule 10 of the VAT Act 1994 in respect of the Property and Rhetorex undertakes that neither it nor any member of its VAT group will make any such election prior to Closing;

                  (d)      U.K. TAXATION AND EMPLOYEES.

                 (i) None of Rhetorex's employees to be transferred to the Purchaser have any interest in or right to any readily convertible asset provided by Rhetorex prior to Closing (as defined in section 203F Income and Corporation Taxes Act 1988) in respect of which so far as Rhetorex is aware the Buyers will have a liability to account for income tax under Pay As You Earn ("PAYE") or national insurance contributions in the three months following Closing.

                 (ii) Rhetorex has properly operated the U.K. PAYE and National Insurance systems relating to the U.K. Business and has deducted tax as required by U.K. law from all payments to or treated as made to or benefits provided for Rhetorex's employees and ex-employees and consultants and has duly accounted to the Inland Revenue and/or the Department of Social Security (as the case may be) for tax so deducted and contributions payable. Each of the Sellers has maintained and retained such books and records relating to PAYE and to national insurance contributions as it is required to maintain and retain.

                  (e)      U.K. CAPITAL ALLOWANCES CLAUSE.

                 (i) The parties agree that, as soon as practicable following Closing, they will agree an apportionment of the Purchase Price to be attributed to those Subject Assets of the U.K. Business which constitute machinery and plant for the purposes of Capital Allowances Act 1990 and the proportion which represents fixtures and shall execute an election under
     Section 59B if appropriate.

     2.8 ACCOUNTS RECEIVABLE. The Receivables represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of the Business and are or will be at the Closing valid and enforceable claims and subject to no set off or counterclaim.

     2.9 INVENTORY. The Inventory is of quality and quantity usable or saleable in the ordinary course of the Business, except for obsolete items and items of below-standard quality that have been written down on the Sellers' Books and Records to net realizable values. The Inventory as of September 30, 1998 not written off has been valued at the lower of cost or market in accordance with Sellers' accounting practices and methods consistently applied. The quantities of purchase commitments for Inventory are consistent with the conduct of the Business in the ordinary course by Sellers. The Inventory is located on the Leased Real Property, or, as set forth on SCHEDULE 2.9, on the property of customers of the Business or at the facilities used by the Business for manufacturing the products of the Business.

     2.10  ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES.

           (a) Since September 30, 1998, Sellers have conducted the Business only in the ordinary course and consistently with its prior practices. Except in the ordinary course consistent with past practices, since September 30, 1998 there has not been with respect to the Business:

                 (i) any change in the Subject Assets or the Assumed Liabilities or the Business taken as a whole, which change by itself or in conjunction with all other such changes, has had, or could reasonably be expected to have a material adverse effect on the Business taken as a whole;

                 (ii) any cancellation of any material debt or claim owing to, or waiver of any material right of, such Seller although there has been a discussion regarding the foregoing, as disclosed on SCHEDULE 1.1(a)(v) with respect to the Investments;

                 (iii) any mortgage, encumbrance or lien (other than Permitted Encumbrances) placed on any of the Subject Assets which remains in existence on the date hereof or will remain on the Closing Date;

                 (iv) any material liabilities related to customers or suppliers of the Business that are not set forth on the Sellers' Books and Records as of September 30, 1998 or incurred in the ordinary course of the Business since that date;

                 (v) any damage, destruction or loss, whether or not covered by insurance, that had or could reasonably be expected to have a material adverse effect with respect to the Business;

                 (vi) any labor trouble or claim of unfair labor practices involving the Business; any change in the compensation payable or to become payable by Sellers to any of its officers, employees, agents or independent contractors engaged in employment or activities related to the Business, other than normal merit increases in accordance with its usual practices and the December 1, 1998 focal review date, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                 (vii) other than the Chief Financial Officer of the Business, who resigned his position as of October 9, 1998, any change with respect to the officers or management of Sellers engaged in employment or activities related to the Business;

                 (viii) any obligation or liability incurred by Sellers to any of its officers or employees engaged in employment or activities related to the Business, or any loans or advances made by Sellers to any of its officers or employees engaged in employment or activities related to the Business, except normal compensation and expense allowances payable to officers or employees;

                 (ix) any other transaction entered into by Sellers with respect to the Business other than transactions in the ordinary course of business;

                 (x) Since September 30, 1998, no Inventory has been sold or disposed of, except in the ordinary course of the Business; or

                 (xi) any agreement or understanding whether in writing or otherwise, for Sellers to take any of the actions specified in paragraphs
     (i) through (x) above.

           (b) Since September 30, 1998 there has not been with respect to the Business, any change in accounting methods or practices, credit practices or collection policies used by Sellers with respect to the Business.

     2.11 BANKING RELATIONS. With respect to the Business, all of the arrangements which either Seller has with any banking institution are completely and accurately identified in SCHEDULE 2.11, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.).

     2.12  INTELLECTUAL PROPERTY.

           (a) Except as described in SCHEDULE 2.12, Sellers have exclusive ownership of or a valid right to use to the full extent provided in the Technology Transfer Agreement all patent, copyright, trade secret, trademark, or other proprietary rights included in (i) the Trademarks, (ii) the Proprietary Business Information, and (iii) the rights assigned or licensed to Parent pursuant to the Technology Transfer Agreement (collectively, the "Intellectual Property"). To Sellers' knowledge, there are no claims or demands of any other person pertaining to any of such Intellectual Property, excluding immaterial assertions of rights which have not been presented in the form of a specific claim or demand. No material proceedings have been instituted, or are pending or, to Sellers' knowledge, threatened, which challenge the rights of either Seller in respect thereof, excluding immaterial assertions of rights which have not been presented in the form of a specific claim or demand.

           (b) To the knowledge of Sellers, the licensors under the Licenses have and had all requisite power and authority to grant the rights purported to be conferred thereby.

           (c) Each Seller has required all of its professional and technical employees employed in connection with the Business, and other employees having access to the Assigned Technical Information (as defined in the Technology Transfer Agreement) or the Proprietary Business Information, to execute agreements under which such employees are required to convey to such Seller ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of such Seller. Neither of the Sellers has made any such information available to any person other than employees of such Seller employed in connection with the Business except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof, except for disclosures of information which are not material in amount or kind. Neither of the Sellers has knowledge of any material infringement by others of any of the Assigned Technical Information, the Proprietary Business Information or the Trademarks.

           (d) To Sellers' knowledge, the present and contemplated business, activities and products of the Business do not infringe any Intellectual Property of any other person. No proceeding charging Sellers with infringement of any adversely held Intellectual Property has been filed or, to Sellers' knowledge, is threatened to be filed. To Sellers' knowledge, there exists no unexpired patent or patent application owned by any person (including, without limitation, any affiliates of the Sellers, other than patents transferred or licensed under the Technology Transfer Agreement) which includes claims that would be infringed by products of the Business being produced or sold or actively planned for production or sale at the Closing Date. To Sellers' knowledge, Seller is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of Seller. To Sellers' knowledge, the activities of Sellers' employees in the Business on behalf of Sellers do not violate any agreements or arrangements which any such employees have with former employers or other persons.

     2.13 CONTRACTS. Except for Contracts listed on SCHEDULE 1.1(a)(v) and the Licenses listed on SCHEDULE 1.1(a)(xi) (true and complete copies of which Contracts have been delivered to Buyer), neither of the Sellers nor any of their affiliates is a party to or subject to any of the following:

           (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union other than these maintained by Octel or Lucent Technologies, Inc. or any affiliate, which are identified on SCHEDULE 2.21;

           (b) any employment contract, contract for services, loan or advance, severance arrangement, golden parachute or the like, other than those by and between Octel and/or Lucent or any affiliate thereof and M. Ken Lavine and Loka Leung which such contracts, severance arrangements, golden parachutes and the like between Mr. Lavine and Loka Leung and Octel, Lucent and/or any affiliate are identified on SCHEDULE 2.13(b);

           (c) any contract or agreement for the purchase of any commodity, material or equipment;

           (d) any other contracts or agreements creating any obligations of either Seller not specifically disclosed elsewhere under this Agreement;

           (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

           (f) any contract or agreement which by its terms does not terminate or is not terminable without penalty by either Seller or any successor or assign within one year after the date hereof;

           (g) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

           (h) any contract which, as a result of the execution, delivery and performance of this Agreement and each agreement, document and instrument executed and delivered by either Seller pursuant to this Agreement will give rise to or permit any third party to exercise additional rights under any contract or agreement to which either Seller is a party and which is included in or related to the Subject Assets or the Assumed Liabilities, including, without limitation, any contract which provides for the transfer of any intellectual property, such as source code or other information, upon a change in control of either Seller;

           (i) any contract with any sales agent or distributor of products of Sellers;

           (j) any contract containing covenants limiting the freedom of either of the Sellers or their respective assignees or successors to compete in any line of business or with any person or entity;

           (k)   any contract or agreement for the purchase of any fixed asset;

           (l)   any license agreement (as licensor or licensee);

           (m) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

           (n) any contract or agreement with any officer, employee, director or stockholder of either Seller or with any persons or organizations controlled by or affiliated with any of them;

except in each case, any such item that would require over the full term thereof payments by or to either Seller of less than $25,000. The Contracts and Licenses include all existing contracts, license and commitments of Sellers which are (i) related to the Business, (ii) by which the Subject Assets may be bound or affected, or (iii) which relate to or affect the Subject Assets, in each case whether written or oral. Except as set forth in SCHEDULES 1.1(a)(v) and 1.1(a)(xi) neither Seller is or has received notice that it is in default or breach of or is otherwise delinquent in performance under any such Contracts or Licenses, and neither of the Sellers has any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

     2.14 LITIGATION. SCHEDULE 2.14 hereto lists all currently pending litigation (including without limitation any arbitration proceedings) and governmental or administrative proceedings or investigations relating to the Business to which either Seller is a party. Except for matters described in
SCHEDULE 2.14, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of either Seller, threatened against either Seller or any affiliate of such Seller which could reasonably be expected to have any adverse effect on the Subject Assets or the Business taken as a whole or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.14 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

     2.15 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.15 each Seller is in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to such Seller with respect to the conduct of the Business, and such Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation. Neither Seller knows of any pending or threatened change of any laws, ordinances or regulations which could reasonably be expected to have a material adverse effect on the Subject Assets and the Business taken as a whole.

     2.16 WARRANTY OR OTHER CLAIMS. Except as disclosed in SCHEDULE 2.16, there are no existing or, to the Seller's knowledge, threatened product liability, warranty, price redetermination or renegotiation or other similar claims with respect to the Business, or any facts upon which a material claim of such nature could be based, against either of the Sellers or their products for products or services which are defective or fail to meet any product or service warranties.

     2.17 POWERS OF ATTORNEY. With respect to the conduct and operations of the Business, neither of the Sellers has granted powers of attorney which are presently outstanding.

     2.18 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.18 lists all Governmental Permits necessary in order for Sellers to conduct the Business as now being operated, which Governmental Permits are required by currently effective laws, rules or regulations. Sellers have obtained all such Governmental Permits, which are valid and in full force and effect, and are operating in compliance therewith. Except as disclosed in SCHEDULE 2.18 or in any other Schedule hereto, neither of the Sellers is subject to or bound by any judgment, decree or order which could reasonably be expected to have an adverse effect on the Subject Assets and the Business taken as a whole.

     2.19 CORPORATE RECORDS; COPIES OF DOCUMENTS. Each Seller has made, or upon request will make, available for inspection and copying by Buyer and its counsel complete and correct copies of the Books and Records, the Excluded Records and any documents referenced in the Schedules delivered to Buyer pursuant to this Agreement.

     2.20 RELATED TRANSACTIONS. Neither of the Sellers, nor Lucent Technologies Inc., owns directly or indirectly on an individual or joint basis any equity interest in Dialogic Corporation, Natural Microsystems, Bicom or Acculab Limited, except for any such indirect interests, if any, that may be held by or through the Lucent Foundation, Lucent Venture Partners or the New Ventures Group.

     2.21  EMPLOYEE BENEFIT PROGRAMS.

           (a) SCHEDULE 2.21 lists every Employee Program (as defined below) that either Seller currently maintains, contributes to or under which it has any liability. With respect to each such Employee Program, Sellers have been made available to Buyer true and complete copies of the most recent summary plan or other written description.

           (b) Each Employee Program which has ever been maintained by either Seller or any Affiliate with respect to any employees of Seller engaged in employment related to the Business and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section or (with respect to certain voluntary employee beneficiary associations) has timely applied for such an approval letter which is pending as of the date hereof).

           (c) Except as described in SCHEDULE 2.21, no Employee Program maintained by the Sellers or any Affiliate with respect to any employees of Seller engaged in employment related to the Business (i) that is subject to title IV of ERISA (other than a Multiemployer Plan, as defined in Section 3(37) of ERISA) has any "unfunded benefit liabilities" within the meaning of ERISA
Section 4001(a)(18), or (ii) fails to comply with any provision of ERISA, other applicable law, or any agreement which, in the case of either (i) or (ii) could subject the Buyer to any material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. Neither the Sellers nor any Affiliate has ever maintained a

Multiemployer Plan, covering any employees of Seller engaged in employment related to the Business. None of the Employee Programs ever maintained by the Sellers or any Affiliate has ever provided health care or any other non-pension benefits to any employees of either Seller engaged in employment related to the Business after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

           (d)   For purposes of this section:

                 (i) "Employee Program" means, in respect of any employee of the Business, each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by either Seller.

                 (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                 (iii) An entity is an "Affiliate" of Sellers if it would have ever been considered a single employer with such Seller under ERISA Section 4001(b) or part of the same "controlled group" as such Seller for purposes of ERISA Section 302(d)(8)(C).

     2.22  ENVIRONMENTAL MATTERS.

           (a) In connection with the operation of the Business conducted on the Leased Premises, except as set forth in SCHEDULE 2.22 or as otherwise permitted by law, (i) neither Seller has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Substance (as defined below); (ii) no Hazardous Substance (as defined below) has ever been spilled, released, discharged, or disposed of by either Seller, or used by either Seller, or to Sellers' knowledge is currently located in the soil or groundwater on the Leased Premises; (iii) no Hazardous Substance has ever been transported by or for either Seller for treatment, storage, or disposal at any other place; and
(iv) in connection with the presence of any Hazardous Substance, to Seller's knowledge no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by either Seller.

           (b) In connection with the operation of the Business conducted on the Leased Premises, except as set forth, in SCHEDULE 2.22, (i) neither Seller has ever violated, any Environmental Law (as defined below) or, to Sellers' knowledge has any material liability under, any Environmental Law; (ii) each Seller is presently in compliance with all applicable Environmental Laws in all material respects; (iii) neither Seller has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Seller has any knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

           (c) Except as set forth in SCHEDULE 2.22, to Sellers knowledge, the Leased Premises do not contain any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

           (d) Each Seller has provided or made available to Buyer copies of all documents, records, and information maintained by such Seller for regulatory purposes concerning any environmental or health and safety matter relevant to such Seller and that relates to the operations of the Business, whether generated by such Seller or others and given to such Seller, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Substances, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

           (e) For purposes of this Section 2.22, (i) "Hazardous Substance" means any substance or material that is regulated under any Environmental Law or is deemed by any Environmental Law to be "hazardous," "toxic," or "contaminant," "waste," a source of contamination or a pollutant; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "Seller" shall mean and include each Seller and any affiliates of such Seller for whose conduct such Seller is or may be held responsible under any Environmental Law.

     2.23 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Sellers pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To Sellers' knowledge there are no facts which would reasonably by likely to have a material adverse affect on the Subject Assets and the Business taken as a whole which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting Sellers' industry as applicable to the Business.

     2.24 EMPLOYEES; LABOR MATTERS. With respect to the Business, Sellers employs 101 full-time employees, one part-time employee and no temporary employees . Sellers contract with employment agencies for contract workers; approximately 10 contract workers currently provide services to the Business. Sellers generally enjoy good employer-employee relationships. None of the employees is covered by any union, collective bargaining or other similar labor agreement, nor is either Seller engaged in the negotiation of any of the same, nor has either Seller received notice from any union of a request to negotiate any of the same. Except as set forth on SCHEDULE 2.24, neither Seller has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. There is no requirement for a work permit in relation to the employment of any of the employees in the Business and, other than as set forth on SCHEDULE 1.13, no such employee has given notice to terminate his contract of employment or is under notice of termination. No person has a right to return to work or to be reinstated or reengaged in the Business.

     2.25 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. SCHEDULE 2.25(a) lists any customer, representative or distributor of the Business (whether pursuant to a commission, royalty or other arrangement) (collectively, the "Customers and Distributors"). SCHEDULE 2.25(b) is a true and complete list of the suppliers of the Business (the "Suppliers").

     2.26 PURCHASE COMMITMENTS. SCHEDULE 2.26 lists, as of December 11, 1998, all commitments for the purchase or lease by Sellers of raw materials, parts, equipment, components, products or services to be used in connection with the Business.

     2.27 REQUIRED CONSENTS. SCHEDULE 2.27 lists all of the Contracts and whether (i) such Contracts require consent to permit them to be assigned to Buyer, (2) such Contracts are silent on whether consent is required or (3) such Contracts do not require consent to permit them to be assigned to Buyer.

     2.28 ADEQUACY OF SUBJECT ASSETS. Except for the Excluded Assets set forth in Section 1.1(b)(ii)-(viii), the Subject Assets, the Nonassignable Assets and the rights granted to Buyer under the Technology Transfer Agreement and the Transition Services Agreement represent all of the properties and assets used by Sellers to operate the Business on or prior to the Closing Date. In the event this Section 2.28 is breached because Sellers have failed to identify and transfer any assets or properties used in the Business, such breach shall be deemed cured if Sellers promptly transfer such properties or assets to Buyer and Buyer shall have no further remedy with respect thereto.

     2.29  YEAR 2000 READINESS.

           (a) PRODUCTS OF THE BUSINESS. The products of the Business do not use any 2 or 4 digit calendar codes so as to effect whether or not any such products are Year 2000 Compliant.

           (b)   INTERNAL SYSTEMS AND OPERATIONS. Except as set forth in
SCHEDULE 2.29(b), all material internal systems used by or on behalf of the Sellers in the operation and management of the Business and that are being transferred to Buyer, including without limitation financial management and accounting, manufacturing, order processing, distribution, and similar systems used in operations, are Year 2000 Compliant.

           (c) THIRD PARTIES. Sellers have made the inquiries and investigation as to the Year 2000 Compliance of all third parties as set forth in SCHEDULE 2.29(c) and have received responses thereto, which responses are set forth in SCHEDULE 2.29(c).

           (d) DEFINITION. For purposes of this Agreement, "Year 2000 Compliant" shall mean, as to any product (including without limitation software), service or system, (i) that such product, service or system shall operate in the same manner during and after January 1, 2000 (without limitation as to time); and (ii) record, process, store and present data containing dates in the Year 2000, and thereafter (without limitation as to time) in the same manner as data containing dates prior to the Year 2000.

SECTION 3. COVENANTS OF SELLERS, BUYER AND PARENT.

     3.1 MAKING OF COVENANTS AND AGREEMENTS. Each of Sellers, Buyer and Parent hereby make their respective covenants and agreements set forth in this Section 3.

     3.2 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon any of the Sellers, Buyer or Parent becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to any of the Sellers, Buyer or Parent prior to the date hereof, of any of the representations, warranties or covenants of any of the Sellers, Buyer or Parent contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, each of the Sellers, Buyer or Parent shall give detailed written notice thereof to Buyer and Parent or Sellers, as the case may be.

     3.3 CONSUMMATION OF AGREEMENT. Each of Sellers, Buyer or Parent shall use their commercially reasonable efforts to perform and fulfill all conditions and obligations on their or any of their affiliates' parts to be performed and fulfilled under this Agreement, the Technology Transfer Agreement and the Transition Services Agreement.

     3.4  COOPERATION OF SELLERS.

           (a) Each of Sellers, Buyer or Parent shall cooperate with all reasonable requests of Buyer and Buyer's counsel or Sellers and Sellers' counsel, as the case may be, in connection with the consummation of the transactions contemplated hereby.

           (b) Each Seller shall use their commercially reasonable efforts to cooperate with Buyer, from time to time after the Closing, at the request of Buyer and without further consideration, to the extent such cooperation is required by Buyer to enable Buyer, at Buyer's expense, to complete a full audit of the Business.

     3.5   NON-COMPETITION.

           (a) As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers and Lucent agrees, on behalf of themselves and on behalf of their affiliates, that, for two (2) years after the Closing (the "Non-Compete Period"), it will not engage in an Acquisition of or with Dialogic Corporation, Natural Microsystems Corporation, Bicom Inc. or Acculab Limited.

           (b) If, during the Non-Compete Period, Lucent or any of its affiliates engages in an Acquisition with an entity that is partially engaged in a business that competes with the Business (a "Competitive Business"), then Lucent, on behalf of itself and its affiliates, hereby agrees to consider any offer from Buyer to purchase that portion of the business so acquired that constitutes a Competitive Business.

           (c) Sellers and their affiliates agree that they will not use any of the assets retained by Sellers pursuant to Sections 1b(vi)(1), (2), (3) nor the brand name "Computer Telephony Products" to make, market or sell board products having features substantially the same as features of the current products of the Business or products under development by the Business as of the Closing Date.

     "Acquisition" shall be defined as acquiring by merger, purchase of assets or otherwise, or the acquisition of a controlling interest.

     3.6 NO SOLICITATION OF EMPLOYEES. Neither Seller nor any of their respective representatives or affiliates will at any time during the one (1) year period after the Closing, directly or indirectly, hire, solicit or accept for hire the employment of any person who, at the time of the Closing, was an employee of either of the Sellers in the Business being sold pursuant to this Agreement. The term "solicit the employment" shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise. This restriction shall not apply to any employee of the Business whose employment with the Buyer is involuntarily terminated by the Buyer after the Closing. Sellers agree to give notice of this provision to (i) the employees of Octel, (ii) Lucent Technologies Inc.'s Human Resources organization and (iii) all recruiters, and headhunters or recruiting, employment and executive search firms or other similar types of organizations that are currently or that in the future are engaged by Sellers or any of their affiliates. Sellers further agree not to pay any incentive fees, referral bonuses or any similar types of compensation to any of Seller's employees in the event that any employee of the Business employed by Buyer is hired by Sellers after the Closing.

     3.7 CONFIDENTIALITY. Sellers and Buyer agree that the terms and conditions of the Confidentiality Agreement dated September 28, 1998, by and between Buyer and Lucent Technologies Inc. shall survive for a period of three years after the Closing.

     3.8 TAX RETURNS. To the extent reasonably necessary to the Buyer's compliance with federal, state, local and foreign tax laws, from and after the Closing each Seller shall provide Buyer with reasonable access to all books and records with respect to the Business.

     3.9 BANK ACCOUNTS. Immediately following the Closing, Sellers agree to eliminate the signing authority of Sellers and any officer or other agent or representative of Sellers to each of Sellers' bank or similar accounts established with respect to the Business that are transferred to Buyer.

     3.10 PAYMENTS TO EMPLOYEES. In addition to the Purchase Price, in connection with the consummation of the transactions contemplated hereby and as an inducement to employees of the Business to be hired by Buyer, Buyer agrees to make certain sign on, retention and performance payments to employees of the Business in the aggregate amount of $2,000,000 such payments shall be made at such times and in such amounts and to such employees as shall be determined by Buyer in its sole and absolute discretion.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Parent, jointly and severally, hereby makes the representations and warranties to Sellers contained in this Section 4.

     4.2   ORGANIZATION OF BUYER AND PARENT.

           (a)   (i)    BTGP is a corporation duly organized, validly existing
and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

                 (ii) BTEUK is a corporation duly organized under the laws of the United Kingdom with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

           (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     4.3 AUTHORITY OF BUYER AND PARENT. Each of Buyer and Parent has all necessary corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer or Parent pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer and Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and Parent and no other action on the part of Buyer or Parent is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer or Parent pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer or Parent enforceable in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery and performance by Buyer and Parent of this Agreement and each such agreement, document and instrument:

                 (i) does not and will not violate any provision of the organization documents or by-laws of Buyer or Parent;

                 (ii) does not and will not violate any applicable law, order, judgment, decree, rule or regulation of any court or any governmental body having jurisdiction over Buyer or Parent or require Buyer or Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made except for any filings required to be made under Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended; and

                 (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, give rise to a right of termination of, or permit any third party to exercise any additional rights under, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer or Parent is a party or by which the property of Buyer or Parent is bound or affected, except in each case (i),
     (ii) or (iii) which would not have a material adverse effect on the business of Buyer and Parent.

     4.4 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to its knowledge, threatened against Buyer or Parent which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     4.5 BROKERS. Neither Buyer nor Parent has engaged any broker, investment banker, financial advisor or other person in respect of which either of the Sellers or any of their respective affiliates would be responsible for or obligated in respect of the payment of any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, and Buyer or Parent agree to pay any such fees and expenses, if any.

SECTION 5.A  U.K. VAT MATTERS.

     5.A.1 TRANSFER OF A GOING CONCERN.

           (a) All amounts expressed in this Agreement to be payable by the Buyer are expressed exclusive of any VAT which may be chargeable thereon.

           (b) The parties acknowledge and agree that the transfer of the Subject Assets of the U.K. Business pursuant to this Agreement constitutes a transfer of a business as a going concern for the purposes of Section 49 of the VAT Act 1994 and Article 5 of the VAT (Special Provisions) Order 1995 (the "Special Provisions Order"), and accordingly the transfer of the Subject Assets of the U.K. Business is neither a supply of goods nor a supply of services for the purposes of U.K. VAT.

           (c) The parties agree to use all their reasonable endeavors to secure that the sale of the Subject Assets of the U.K. Business is treated as neither a supply of goods nor a supply of services for VAT purposes.

     5.A.2 EFFECT OF CERTAIN REPRESENTATIONS.

           (a) Notwithstanding Section 5.A.1(b) and 5.A.1(c), if H.M. Customs & Excise subsequently determine (the "Determination") that Rhetorex is obliged to account for VAT on the transfer of the Business, Rhetorex shall issue a valid VAT invoice in respect thereof against which the Buyer shall pay to Rhetorex by way of additional consideration the amount of VAT chargeable on the transfer of the Subject Assets pursuant to this Agreement.

           (b) Rhetorex hereby undertakes to the Buyer that, at the date of Closing, Rhetorex shall deliver to the Buyer the VAT business records relating to the Business. The Buyer shall preserve the records for such period as may be required by law and shall allow Rhetorex, on reasonable notice, to inspect and make copies of the same.

           (c)   If the Buyer disagrees with the Determination referred to in
Section 5.A.1(a) it may, within 21 business days of being notified by Rhetorex of the Determination, by notice require Rhetorex to request H.M. Customs & Excise to review the Determination, such notice to specify the reasons to be advanced by Rhetorex when requesting the review. Rhetorex shall make that request in writing forthwith upon receiving the notice.

           (d) Rhetorex shall forthwith, upon receipt, forward to the Buyer the Determination following any review made in accordance with Section 5.A.1(c).

     If the Buyer is not satisfied with the Determination as reviewed, the Buyer may by notice require the Seller, provided the Seller has been indemnified to its reasonable satisfaction against any costs, expenses or losses which may be incurred in so doing, to appeal against the Determination and the Seller shall delegate the conduct of such appeal and of any further appeals entirely to the Buyer. The Buyer shall indemnify the Seller against all reasonable costs and expenses that he Seller may incur in respect of any such appeal. In any case where an appeal cannot be made against the Determination without the Seller accounting for the VAT the Seller shall deliver to the Buyer a valid VAT invoice, against which the Buyer will pay to the Seller the amount of the VAT.

           (e)   Following the Determination, upon any review referred to in
Section 5.A.2(c), or if pursuant to Section 5.A.2(d) an appeal has been made against the Determination, following the final determination of that appeal and any further appeal, the Seller shall deliver to the Buyer a valid VAT invoice against which the Buyer shall pay to the Seller the amount of VAT that has been determined to be properly chargeable on the transfer of the Assets pursuant to this Agreement, less any amount previously paid by the Buyer to the Seller under
Section 5.A.2(a) and/or Section 5.A.2(d). If the amount paid by the Buyer to the Seller under Section 5.A.2(a) and/or Section 5.A.2(d) is greater than the amount of VAT properly chargeable, the Seller shall refund the difference to the Buyer together with interest at the rate or rates then current for refunds by H.M. Customs & Excise of VAT.

     5.A.3 BUYER VAT REPRESENTATIONS. BTEUK hereby represents to the Sellers that:

           (a) with effect from Closing, BTEUK is a taxable person for VAT purposes;

and

           (b) for the purposes of paragraph 5 of the Special Provisions Order, BTEUK intends to use the Subject Assets of the U.K. Business in carrying on the same kind of business as that currently carried on by Rhetorex with the Subject Assets of the U.K. Business;

SECTION 5. CONDITIONS.

     5.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

           (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Sellers contained in Section 2 shall be true and correct as though made on and as of the Closing except (i) as affected by the transactions contemplated hereby and (ii) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; and Sellers shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

           (b) CERTIFICATE FROM OFFICERS. Each Seller shall have delivered to Buyer a certificate of such Seller's President dated as of the Closing to the effect that the statements set forth in paragraph (a) above in this Section 5.1 are true and correct.

           (c) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP and Travers Smith Braithwaite as counsels for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from Sellers to evidence compliance with the terms and conditions hereof as of the Closing.

           (d) OPINION OF COUNSEL. On the date of the Closing, Buyer shall have received from a Corporate Counsel for Octel and from Osborne & Clarke, counsel for Rhetorex, one or more opinions as of the date of the Closing, in the forms attached hereto as EXHIBIT 5.1(d)(i) and EXHIBIT 5.1(d)(ii).

           (e) NO LITIGATION. There shall have been no commencement by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, Parent, Sellers or any of their respective affiliates that seeks to enjoin, restrain, condition or prohibit consummation of this Agreement.

           (f) CONSENTS. Sellers shall have made, or shall have caused to be made, all filings with and notifications of governmental authorities, regulatory agencies and other governmental entities required to be made by Sellers or any of their affiliates in connection with the execution and delivery of this Agreement by Sellers or the performance by Sellers of the transactions contemplated hereby; and Sellers shall have received all authorizations, waivers, consents and permits, required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the consummation by Sellers of the transactions contemplated by this Agreement.

           (g) HART-SCOTT-RODINO. All required Hart-Scott-Rodino filings under the HSR Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act shall have occurred without the objection of such federal authorities.

           (h) TRANSITION SERVICES AGREEMENT. Sellers and Buyer shall have executed and delivered a Transition Services Agreement in substantially the form of EXHIBIT 5.1(h) attached hereto.

           (i) EMPLOYEE PROGRAMS. Sellers shall have taken all steps necessary to provide Buyer with such pertinent data or information as the Buyer may reasonably request with respect to each employee of either Seller offered employment by Buyer in order to effect a transition of employment and employee benefits as of the Closing Date.

           (j) NO LIENS. Prior to or at the Closing, the Subject Assets shall be free and clear of all liens, encumbrances and charges other than Permitted Encumbrances.

           (k) TECHNOLOGY TRANSFER AGREEMENT. The Sellers and their affiliates and Buyer shall have executed and delivered a Technology Transfer Agreement in substantially the form of EXHIBIT 5.1(K) hereto.

           (l) LANDLORD CONSENTS AND/OR LICENSES. Buyer shall have received from Sellers consents from the applicable landlords with respect to the assignment by Sellers to Buyer of the leases concerning premises located in the United States identified on SCHEDULE 2.5(b) or, with respect to those leases concerning premises located in the United Kingdom, a license or licenses, as applicable, from Sellers to use the premises in respect of such leases.

     5.2 CONDITIONS TO OBLIGATIONS OF SELLERS. Sellers' obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

           (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer and Parent contained in Section 4 shall be true and correct in all respects as though made on and as of the Closing except (i) as affected by the transactions contemplated hereby and (ii) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date. Buyer and Parent shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing;

and Buyer and Parent shall have delivered to Sellers a certificate of the President or any Vice President of Buyer and Parent dated on the Closing to such effect.

           (b) APPROVAL OF SELLERS' COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by a Corporate Counsel for Sellers, and such counsel shall have received on behalf of Sellers such other certificates, opinions and documents in form satisfactory to counsel for Sellers as Sellers may reasonably require from Buyer or Parent to evidence compliance with the terms and conditions hereof as of the Closing.

           (c) NO LITIGATION. There shall have been no commencement by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, Parent, Sellers or any of their respective affiliates that seeks to enjoin, restrain, condition or prohibit consummation of this Agreement.

           (d) HART-SCOTT-RODINO. All required Hart-Scott-Rodino filings under the HSR Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act without the objection of such federal authorities.

           (e) OPINION OF COUNSEL. On the date of the Closing, Buyer shall have received from Goodwin, Procter & Hoar LLP, counsel for U.S. Buyer and Parent, and from Travers Smith Braithwaite, counsel for U.K. Buyer, an opinion as of the date of Closing, in the forms attached hereto as EXHIBIT 5.2(e)(i) and
EXHIBIT 5.2(e)(ii).

SECTION 6. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

     6.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or any other agreement entered into in connection therewith are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto. Notwithstanding the foregoing, the representations and warranties shall only survive for the period of time as to which indemnification is available under
Section 7. Neither Sellers nor Buyer shall have any liability whatsoever with respect to a breach of any such representations and warranties after the expiration of the period of time as to which indemnification is available under
Section 7.

     6.2 COLLECTION OF ASSETS. Subsequent to the Closing, Buyer shall have the right and authority to collect all Receivables and other items transferred and assigned to it by Sellers hereunder and to endorse with the name of Sellers any checks received on account of such Receivables or other items, and each Seller agrees that it will promptly transfer or deliver to

Buyer from time to time, any cash or other property that such Seller may receive with respect to any Receivables of any character or any other items included in the Subject Assets.

     6.3 PAYMENT OF OBLIGATIONS. Sellers shall pay all of the Excluded Liabilities in the ordinary course of business as they become due, and Buyer shall pay all of the Assumed Liabilities in the ordinary course of business as they become due.

SECTION 7. INDEMNIFICATION.

     7.1 INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, agree subsequent to the Closing to indemnify and hold Buyer and its respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, diminution in value, losses, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

           (a) fraud, intentional misrepresentation or a deliberate or wilful breach by Sellers of any of their representations or warranties under this Agreement;

           (b) any other breach of any representation or warranty of Sellers under this Agreement or in any other agreement, or in any certificate, schedule or exhibit delivered by them pursuant hereto or thereto;

           (c) any breach of any covenant of Sellers under this Agreement, to the extent not waived in writing by Buyer;

           (d)   all claims asserted under the Bulk Sales Act; and

           (e) any failure by Sellers to perform and discharge any of the Excluded Liabilities as set forth in this Agreement.

     Notwithstanding anything contained herein to the contrary, for the purposes of determining whether or not a breach of representation or warranty has occurred under Section 7.1(b), all representations and warranties that are qualified by "material," "in all material respects" or words of similar meaning shall be read as if such qualifications were not present.

     7.2 LIMITATIONS ON INDEMNIFICATION BY SELLERS. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under
Section 7.1 shall be subject to the following provisions:

           (a) No indemnification shall be payable pursuant to Subsection 7.1(b) above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 7.1 shall exceed $275,000 in the aggregate, whereupon the amount in excess of such claims shall be recoverable in accordance with the terms hereof;

           (b) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 7.1(b) (exclusive of claims for indemnification for a breach of any representation or warranty with respect to title to the Subject Assets or any breach relating to or involving fraud or intentional misrepresentation) after March 30, 2000 (the "Indemnification Cut-Off Date"); provided, however, if prior to the relevant date of expiration, a Buyer Indemnified Party shall have given written notice of a claim for indemnification under Section 7.5, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of in accordance with this Agreement, according to the date on which notice of the applicable claim is given; and

           (c) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Subsection 7.1(b) (exclusive of claims for a breach of any representation or warranty with respect to title to the Subject Assets or any breach relating to or involving fraud or intentional misrepresentation) to the extent that the aggregate amount payable under Section 7.1(b) exceeds Seven Million Three Hundred and Fifty Thousand Dollars ($7,350,000).

     7.3 INDEMNIFICATION BY BUYER AND PARENT. Buyer and Parent jointly and severally agree subsequent to the Closing to indemnify and hold each Seller and its respective representatives, affiliates, subsidiaries and persons serving as officers, directors, partners or employees thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any damages, liabilities, diminution in value, losses, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

           (a) fraud, intentional misrepresentation or a deliberate or willful breach by Buyer or Parent of any of their representations or warranties under this Agreement;

           (b) any other breach of any representation or warranty of Buyer or Parent under this Agreement or in any other agreement, or in any certificate, schedule or exhibit delivered by them pursuant hereto or thereto;

           (c) any breach of any covenant of Buyer or Parent under this Agreement to the extent not waived in writing by Sellers; and

           (d) any failure by Buyer to perform and discharge any of the Assumed Liabilities as set forth in this Agreement.

     Notwithstanding anything contained herein to the contrary, for the purposes of determining whether or not a breach of representation or warranty has occurred under Section 7.3(b), all representations and warranties that are qualified by "material," "in all material respects" or words of similar meaning shall be read as if such qualifications were not present.

     7.4 LIMITATION ON INDEMNIFICATION BY BUYER AND PARENT. Notwithstanding the foregoing, the right of Sellers Indemnified Parties to indemnification under
Section 7.3 shall be subject to the following provisions:

           (a) No indemnification pursuant to Section 7.3(b) shall be payable to any Seller Indemnified Party, unless the total of all claims for indemnification pursuant to Section 7.3(b) shall exceed $275,000 in the aggregate, whereupon the amount in excess of such claims shall be recoverable in accordance with the terms hereof;

           (b) No indemnification shall be payable to any Seller Indemnified Party with respect to claims asserted pursuant to Section 7.3(b) above (exclusive of any breach relating to or involving fraud or intentional misrepresentation) after the Indemnification Cut-Off Date; provided, however, if prior to the relevant date of expiration, a Seller Indemnified Party shall have given written notice of a claim for indemnification under Section 7.5, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of in accordance with this Agreement, according to the date on which notice of the applicable claim is given;

           (c) No indemnification shall be payable to any Seller Indemnified Party with respect to claims asserted pursuant to Section 7.3(b) above (exclusive of any breach relating to or involving fraud or intentional misrepresentation) to the extent that the aggregate amount payable under Section 7.3(b) exceeds Seven Million Three Hundred and Fifty Thousand Dollars ($7,350,000).

     7.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 30 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 30 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel reasonably selected by it as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith, and diligent defense is not being or ceases to be conducted by the indemnifying party and written notice by the indemnified party is given to the indemnifying party to such effect, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment if such claim is one that (i) involves (and continues to involve) solely money damages or (ii) involves (or continues to involve) claims for both money damages and equitable relief, against the indemnifying party that cannot be severed, where the claims for money damages are the primary claims asserted by a third party and the claims for equitable relief are incidental to the claims for money damages. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

     The indemnifying party, if it has assumed the defense of any third-party claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such third-party claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The indemnifying party shall not, without the indemnified party's prior written consent, enter into any compromise or settlement that (i) commits the indemnified party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such third party of the indemnified party. The indemnified party shall have the sole and exclusive right to settle any third-party claim, on such terms and conditions as it deems reasonably appropriate, to the extent such third-party claim involves equitable or other non-monetary relief against the indemnified party, and shall have the right to settle any third-party claim involving money damages for which Sellers have not assumed the defense pursuant to this Section 7.5 with the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

     7.6 ADDITIONAL PROVISIONS. Amounts payable in respect to the parties indemnification obligations shall be treated as an adjustment to the Purchase Price, Buyer, Parent and Sellers agree to cooperate in the preparation of a supplemental allocation of the

Purchase Price under Section 1.9 and as required by Treasury Reg. ss. 1.1060-1T(f) and (h)(2)(ii) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not an indemnifying party chooses to defend or prosecute any third-party claim, each party hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The amount of the indemnifying party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by the indemnified party. The indemnification provided in this
Section 7 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations or warranties contained herein. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) for breach of any representation or warranty contained in this Agreement, provided, however, the foregoing shall not be construed to preclude recovery by the indemnified party in respect of any losses directly incurred from third party claims. Both parties shall use commercially reasonably efforts to mitigate their damages.

SECTION 8. MISCELLANEOUS.

     8.1 BULK SALES LAW. Buyer waives compliance by Sellers with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors (collectively, "Bulk Sales Act") in connection with the transfer of the Subject Assets under this Agreement.

     8.2 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of any party relating in any way to the purchase and sale of the Subject Assets hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of any party, shall be charged to or paid by any other party.

     8.3 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

     8.4 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail or by a nationally recognized commercial carrier, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:                        BTGP, INC. OR BROOKTROUT TECHNOLOGY
                                 EUROPE LIMITED
                                 c/o Brooktrout Technology, Inc.
                                 410 First Avenue
                                 Needham, MA 02192
                                 ATTENTION: Eric R. Giler, President
                                 Facsimile No.: (781) 449-2025

With a copy to:                  Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                                 Boston, MA  02109
                                 Attn: H. David Henken, P.C.
                                       Thomas P. Storer, P.C.
                                 Facsimile No.: (617) 523-1231

TO OCTEL OR RHETOREX:            OCTEL COMMUNICATIONS CORPORATION
                                 1001 Murphy Rand Road
                                 Milpitas, CA 95035
                                 Attn: President
                                 Facsimile No.: (408) 324-6333

With a copy to:                  Lucent Technologies, Inc.
                                 600 Mountain Avenue
                                 Murray Hill, NJ 07974
                                 Attn: V.P. Corporate and Securities Law
                                 Facsimile No.: (908) 582-6978

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     8.5 ENTIRE AGREEMENT. This Agreement together with the other agreements contemplated hereby, including the Schedules and Exhibits referred to herein and therein and the other writings specifically identified herein and therein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements, express or implied, have been made by any of the parties hereto except as referred to herein or therein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings. Disclosure by Seller on any one schedule to this Agreement shall be deemed disclosure on all other schedules to this Agreement for all purposes as are evident from the nature of the disclosure being made.

     8.6 ASSIGNABILITY; BINDING EFFECT. This Agreement shall be assignable by Buyer to a corporation or partnership a limited liability company or other entity controlling, controlled by or under common control with Buyer. Except as set forth in the immediately preceding sentence, this Agreement may not be assigned by Sellers or Buyer without the prior written consent of Buyer or Sellers, as the case may be. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

     8.7 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     8.8 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     8.9 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     8.10 PUBLICITY AND DISCLOSURES. As soon as practicable after the Closing Date, Sellers and Buyers shall issue a press release substantially in the form attached hereto as EXHIBIT 8.10. Neither Sellers nor Buyer shall, without the approval of the other party, make any other press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their respective reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting and Federal Securities Law disclosure obligations.

     8.11  DISPUTE RESOLUTION.

           (a) All disputes, claims, or controversies, whether based on contract, tort, statute or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising out of or relating to this Agreement or the negotiation, validity or performance hereof, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor. The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein. The duty to arbitrate shall extend to any affiliate, officer, employee, shareholder, principal, agent, trustee in bankruptcy, subsidiary, third-party beneficiary or guarantor of a party making or defending any claim which would otherwise be arbitrable hereunder. Notwithstanding the foregoing, either party shall have the right to proceed in court without prior arbitration for the limited purpose of seeking a temporary or preliminary injunction so as to avoid immediate and irreparable harm.

           (b) The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party; however, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision (i) shall set forth a reasoned basis for any award of damages or finding of liability; (ii) may in appropriate circumstances include injunctive relief; and (iii) may be continued and entered in any court. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under, or in excess of any applicable damage limitations expressed in this Agreement, and each party hereby irrevocably waives any claim to such damages. Notwithstanding the foregoing, those matters arising under the Technology Transfer Agreement shall be handled in accordance with the Technology Transfer Agreement.

           (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. The provisions of this Section 8.11 shall be enforceable in any court of competent jurisdiction.

           (d) Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects of this Agreement shall be interpreted in accordance with, and the arbitrator shall apply and be bound to follow, the substantive laws of the State of New York without regard to its principles of conflicts of law.

           (e) Except as provided in Sections 8.11(a) and (g), the parties agree not to submit a dispute subject to this Agreement to any federal, state, local or foreign court or arbitration association, except as may be necessary to enforce the arbitration procedures of this Section 8.11 or to enforce the award of the arbitrator. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other party.

           (f) Except to its board of directors, officers, counsel and accountants, neither party nor the arbitrator (except as required by the rules of the JAMS/Endispute, Inc.) may disclose the contents or results of any arbitration hereunder without prior written consent of all parties, unless and then only to the extent required to enforce or challenge the award, as required by law, the rules of any securities exchange or the NASD, as applicable, or as necessary for financial and tax reports and audits.

           (g) Notwithstanding anything to the contrary in this Section 8.11, in the event of alleged violation of a party's intellectual property rights (including, but not limited to, unauthorized disclosure of confidential information), that party may seek temporary injunctive relief from any court of competent jurisdiction. The party requesting such relief shall simultaneously file a demand for arbitration of the dispute, and shall request the JAMS/Endispute, Inc. to proceed under its rules for expedited hearing.

           (h) If any part of this Section 8.11 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate hereunder or any other party of this Section 8.11.

     8.12 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS/Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to
(i) this Agreement or the negotiation, validity or performance hereof and further consents to the jurisdiction of the courts of the State of New York for the purposes of enforcing the arbitration provisions of Section 8.11 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

     8.13 THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any employee of the Business, or any other individual, any right or entitlement under any Employee Program, policy or procedure maintained by Buyer or Parent or any affiliate thereof or by either Seller or an affiliate thereof, except as expressly provided in such Employee Program, policy or procedure. No third party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No third party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.


                      [THIS SPACE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                               BUYER:
                                               BTGP, INC.


                                               By: /s/ Robert C. Leahy
                                                   ----------------------------
                                               Title: Vice President
                                                      -------------------------
                                               and

                                               BROOKTROUT TECHNOLOGY
                                               EUROPE LIMITED


                                               By: /s/ Robert C. Leahy
                                                   ----------------------------
                                               Title: Vice President
                                                      -------------------------




                                               PARENT:
                                               BROOKTROUT TECHNOLOGY, INC.


                                               By: /s/ Robert C. Leahy
                                                   ----------------------------
                                               Title: Vice President
                                                      -------------------------



                                               SELLERS:
                                               OCTEL COMMUNICATIONS
                                               CORPORATION


                                               By: /s/ Douglas C. Sabella
                                                   ----------------------------
                                               Title: Chief Operating Officer
                                                      -------------------------



                                               RHETOREX EUROPE LIMITED


                                               By: /s/ Paul D. Butler
                                                   ----------------------------
                                               Title: Managing Director
                                                      -------------------------

     By its execution below, Lucent agrees on behalf of itself and all of its direct or indirect affiliates to be bound by the provisions of Sections 3.5 and
3.6 hereof.


                                               LUCENT TECHNOLOGIES INC.


                                               By: /s/ Douglas C. Sabella
                                                   ----------------------------
                                               Title: Chief Operating Officer
                                                      -------------------------

                         LIST OF EXHIBITS AND SCHEDULES

Schedules
---------

Schedule 1.1(a)(i)        Inventory
Schedule 1.1(a)(ii)       Fixed Assets
Schedule 1.1(a)(iii)      Trademarks (U.S. & Foreign)
Schedule 1.1(a)(v)        Contracts
Schedule 1.1(a)(ix)       Information Management Systems
Schedule 1.1(a)(xi)       Licenses
Schedule 1.2(a)(i)        Trade Payables
Schedule 1.7              Consents to Assignment
Schedule 1.13             Employees
Schedule 2.4              Contravening Agreements, Documents, and Instruments
Schedule 2.5(b)           Leased Real Property
Schedule 2.5(c)           Personal Property
Schedule 2.9              Inventory Located at Customer Locations
Schedule 2.11             Banking Relations
Schedule 2.12             Intellectual Property
Schedule 2.13(b)          Employment Related Contracts
Schedule 2.14             Litigation
Schedule 2.15             Compliance with Laws
Schedule 2.16             Warranty or Other Claims
Schedule 2.18             Governmental Permits
Schedule 2.21             Employee Benefit Programs
Schedule 2.22             Environmental Matters
Schedule 2.24             Employees; Labor Matters
Schedule 2.25(a)          Customers and Distributors
Schedule 2.25(b)          Suppliers
Schedule 2.26             Purchase Commitments
Schedule 2.27             Consents
Schedule 2.29(b)          Year 2000 Compliance - Internal Systems and Operations
Schedule 2.29(c)          Year 2000 Compliance - Third Parties

Exhibits
--------

Exhibit 1.5(a)         Form of Agreement of Assumption of Liabilities
Exhibit 1.5(b)         Form of Lease Assumption and Assignment (California, USA)
Exhibit 1.5(c)         Form of License to Occupy Real Property (U.K.)
Exhibit 1.6(a)         Form of U.S. Assignment and Bill of Sale
Exhibit 1.6(b)         Form of Trademark Assignment (U.S.)
Exhibit 5.1(d)(i)      Form of Opinion of Counsel for Octel
Exhibit 5.1(d)(ii)     Form of Opinion of Counsel for Rhetorex
Exhibit 5.1(h)         Form of Transition Services Agreement
Exhibit 5.11(k)        Form of Technology Transfer Agreement
Exhibit 5.2(e)(i)      Form of Opinion of Counsel for BTGP
Exhibit 5.2(e)(ii)     Form of Opinion of Counsel for BTEUK


[THE SCHEDULES AND EXHIBITS LISTED HAVE BEEN NOT BEEN FILED HEREIN. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY SUCH OMITTED ITEM TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.]